                                                                     EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       of

                      WESTERN UNITED LIFE ASSURANCE COMPANY

                                   ARTICLE I

         The name of the Corporation is Western United Life Assurance Company.

                                   ARTICLE II

         The Corporation shall have perpetual existence.

                                  ARTICLE III

         The purpose of this corporation is and shall be to engage in any lawful act or activity for which corporations may be organized under the Washington Business Corporation Act.

                                   ARTICLE IV

         The location of the registered office of this corporation shall be 916 West 1st Avenue, Spokane, Washington 99201.

                                   ARTICLE V

         The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 20,000,000 shares, consisting of 5,000,000 shares of Common Stock, par value $1.00 per share, and 15,000,000 shares of Preferred Stock, par value $10.00 per share. Authority is hereby expressly granted to the Board of Directors of the Corporation to authorize the issuance of one or more series of Preferred Stock, and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the number of shares of such series, the voting powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights, transfer and ownership restrictions and liquidation preferences, that are permitted by the Washington Business Corporation Act in respect of any class or classes of stock or any series of any class of stock of the Corporation, without further action or vote by the Corporation's stockholders; provided, however, that notwithstanding the foregoing, any series of Preferred Stock issued pursuant to the authority granted herein may be voting or non-voting, provided that the voting rights of any voting shares of Preferred Stock shall be limited to no more than one vote per share on matters voted upon by the holders of such series. Unless otherwise provided by resolution of the Board of Directors, the shareholders of the Corporation shall not have preemptive rights to acquire the Corporation's unissued shares.

                                   ARTICLE VI

         The number of Directors of this Corporation shall be not less than five nor more than fifteen, to be fixed as provided in the Bylaws of the Company. Directors shall be elected by a plurality of votes cast by shares entitled to vote.

                                  ARTICLE VII

         The Board of Directors of this Corporation shall have the power to make and amend its Bylaws, but subject to the power of the stockholders to change or repeal such Bylaws or any part thereof. The Board of Directors shall not make or alter any Bylaws fixing their qualifications, classifications, terms of office or compensation.

                                  ARTICLE VIII

         Any person made a party to any civil or criminal action, suit or proceeding by reason of the fact that he, his testator or intestate is, or was, a director, officer or employee of this corporation or of any corporation which he served as such at the request of this corporation shall be indemnified by the corporation against the reasonable expenses, including, without limitation, attorney's fees and amounts paid in satisfaction of judgment or in settlement, other than amounts paid to the corporation by him, actually and necessarily incurred by or imposed upon him in connection with, or resulting from the defense of such civil or criminal action, suit or proceeding, or in connection with or resulting from any appeal therein, except in relation to matters as to which it shall be adjudged in such civil or criminal action, suit or proceeding that such director, officer or employee is liable by reason of his willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. In the case of a criminal action, suit or proceeding, a conviction (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not, of itself, be deemed an adjudication that such director, officer or employee is liable for negligence or misconduct in the performance of his duties to the corporation. Such right of indemnification shall not be exclusive of any other right which any such director, officer or employee of the corporation, and any such other person mentioned above, may have or hereafter acquire and, without limiting the generality of such statement, any such director, officer, employee or other person shall be entitled to any rights of indemnification under any Bylaw, agreement, vote of stockholders, provisions of law or otherwise, as well as any rights under this Article.

         IN WITNESS WHEREOF, these Restated Articles of Incorporation are executed in duplicate at Spokane, Washington, this ___ day of December, 2001, by the undersigned President and Secretary of Western United Life Assurance Company pursuant to a resolution authorizing the foregoing Restatement adopted by the shareholders of the Corporation on the 22nd day of October, 2001.

         The undersigned officers do hereby state that the foregoing Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended and that such Restated Articles of Incorporation supercede the original Articles of Incorporation and all amendments thereto and restatements thereof made prior to the date hereof.

                                                    ----------------------------
                                                    John Van Engelen, President


                                                    ----------------------------
                                                    Reuel Swanson, Secretary



                                       3